Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley Sard Verbinnen & Co 212-687-8080
VECTOR GROUP LTD. ANNOUNCES EXCHANGE
OF SENIOR CONVERTIBLE NOTES

     MIAMI, FL, June 16, 2009 — Vector Group Ltd. (NYSE: VGR) announced today that it has agreed to issue $103.98 million aggregate principal amount of its 6.75% Variable Interest Senior Convertible Exchange Notes due 2014 (the “Notes”) in exchange for $97.18 million aggregate principal amount of its 5% Variable Interest Senior Convertible Notes due 2011, valued at 107% of principal amount.
     The Notes will be convertible, at the option of the holder at any time on or prior to maturity, into shares of the Company’s common stock at a conversion price of $17.06 per share, which is equal to a conversion rate of approximately 58.6063 shares of common stock per $1,000 principal amount of Notes, subject to adjustment.
     The Notes will mature on November 15, 2014. Interest on the Notes will be payable quarterly on February 15, May 15, August 15 and November 15 of each year, beginning August 15, 2009. The Notes will accrue interest at 3.75% per annum, with an additional amount of interest payable on each interest payment date equal to the product of the amount of cash dividends paid by the Company on its common stock during the prior three-month period ending on the record date for such interest payment multiplied by the number of shares of the Company’s common stock into which the Notes are convertible on such record date (such additional interest, on an annualized basis, the “Additional Interest Payment,” and the sum of 3.75% per annum of the outstanding principal amount of the notes plus the Additional Interest Payment, being the “Total Interest”). Notwithstanding the foregoing, annual interest payable shall be the higher of (i) the Total Interest or (ii) 6 3/4% per annum of such outstanding principal amount.
     Vector expects to consummate the transactions by June 30, 2009.
     Vector Group is a holding company that indirectly owns Liggett Group LLC, Vector Tobacco Inc. and New Valley LLC. Additional information concerning the Company is available on the Company’s website, www.VectorGroupLtd.com.
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